Exhibit 99.1

– FOR IMMEDIATE RELEASE –

JONATHAN CRANE AND MARVIN WHEELER JOIN CBEYOND BOARD

Cloud Computing Veterans to Help Guide Expansion of Cbeyond’s Cloud Services

ATLANTA, GA (October 22, 2012) — Cbeyond Inc. (NASDAQ: CBEY), the technology ally to more than 60,000 small and mid-sized businesses, announced the appointment of Jonathan Crane and Marvin Wheeler to its board of directors effective today.

A technology industry leader for more than 35 years with significant cloud experience, Jonathan Crane is chief commercial officer at IPsoft, where he is responsible for overall growth strategies. Before joining IPsoft he served as president and chairman of the board at Savvis, overseeing significant expansion of the company’s cloud business. Prior to Savvis he rejoined a troubled Worldcom as chief strategy officer and led the company out of bankruptcy. Earlier in his career Crane held numerous executive positions in corporations such as Lightstream, Marcam Solutions, MCI, and ROLM.

Marvin Wheeler’s 25-year career includes significant experience in cloud hosting, data center operations, IT efficiency and IP services deployment. Most recently he served as chief operating officer and chief strategy officer of Terremark, where he was instrumental in growing the company from a startup to a global cloud company acquired by Verizon for $2 billion. He has served on the Intel Capital Advisory Board as well as the Microsoft Service Provider Advisory Board and held the positions of founding member, secretary, executive director and chairman of the board of the Open Data Center Alliance, an independent IT consortium focused on growing cloud computing through open, interoperable standards. Mr. Wheeler currently serves as a member of the National Security Telecommunications Advisory Committee (NSTAC) Secure Government Communications (SGC) Scoping Subcommittee.

“Cbeyond is fortunate to attract some of the premier names in cloud computing to boost our collective intelligence in this area,” said Jim Geiger, chief executive officer, Cbeyond. “We welcome both Jonathan and Marvin to our board and look forward to tapping into their business acumen, long-term industry relationships and extensive cloud computing expertise.”

Cbeyond launched its TotalCloud™ Data Center service on October 15, 2012. With TotalCloud Data Center, businesses can access a cloud-based, enterprise IT environment to manage their business functions, applications and data without high capital or labor costs.

For more information about TotalCloud Data Center and Cbeyond’s entire suite of business IT and communication solutions, visit www.cbeyond.net. To view a social media version of this press release, please click here.

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About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is the technology ally for small and mid-sized business. Our private, proactively-managed IP network connects customers to voice, data and enterprise applications hosted in our award-winning cloud data centers. Since 1999, Cbeyond has served the unmet needs of businesses through technology and service innovation. We were the first company to build an IP network specifically for small businesses and among the few to offer sales and service professionals onsite. Today, our expanded portfolio helps customers reduce the burden of outlaying capital and manpower to manage infrastructure. Creating an exceptional customer experience is in our DNA. It’s why more than a third of our 60,000+ customers come from referrals. For more information on Cbeyond, visit http://www.cbeyond.net/ and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.

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All products, company names, brand names, trademarks and logos mentioned or described in this release are the property of their respective owners.

Media Contacts:
Helga Ojinmah	Jackie Parker (on behalf of Cbeyond)
(678) 370-2243	(404) 929-0091 x220
helga.ojinmah@cbeyond.net	jparker@arketi.com

Investor Contact:
T.C. Robillard
Investor Relations, Cbeyond
678-486-8023
tc.robillard@cbeyond.net